Exhibit 5.1

Proskauer Rose LLP	2049 Century Park East, 32nd Floor	Los Angeles, CA 90067-3206

March 20, 2015

Ares Management, L.P.

2000 Avenue of the Stars,

12th Floor

Los Angeles, CA 90067

Re:                             Ares Management, L.P. 2014 Equity Incentive Plan

Ladies and Gentlemen:

We are acting as counsel to Ares Management, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), of a registration statement on Form S-8 (the “Registration Statement”), relating to the registration of 29,030,975 common units representing limited partner interests in the Partnership (the “Partnership Units”), that may be issued by the Partnership pursuant to the Ares Management, L.P. 2014 Equity Incentive Plan (the “Plan”).  The Partnership Units are to be issued by the Partnership upon grant, vesting or exercise of certain unit-based awards (the “Awards”) granted and to be granted pursuant to the Plan.

As such counsel, we have participated in the preparation of the Registration Statement and have examined originals or copies of such documents, limited partnership records and other instruments as we have deemed relevant, including, without limitation: (i) the certificate of limited partnership of the Partnership; (ii) the amended and restated agreement of limited partnership of the Partnership among Ares Management GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the limited partners party thereto (collectively, the “Limited Partners”); (iii) the resolutions of the Board of Directors of the General Partner; and (iv) the Registration Statement, together with the exhibits filed as a part thereof.

We have made such examination of law as we have deemed necessary or advisable to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Partnership and the General Partner. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies. We also have assumed that the Limited Partners will not participate in the control of the business of the Partnership.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that, assuming no change in the applicable law or pertinent facts, the Partnership Units have been duly authorized and, when and to the extent issued in accordance with the terms of the Awards and the Plan, including payment of any applicable exercise price therefor, will be validly issued, and holders of the Partnership Units

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will have no obligation to make payments or contributions to the Partnership or its creditors solely by reason of their ownership of the Partnership Units.

This opinion is based upon and expressly limited in all respects to the Delaware Revised Uniform Limited Partnership Act, as in effect on the date hereof, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect, of the laws of any other jurisdiction or as to matters of local law or the laws of local governmental departments or agencies within the State of Delaware. The reference and limitation to the “Delaware Revised Uniform Limited Partnership Act” includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters.  This opinion is rendered as of the date hereof, and we disclaim any obligation to advise you of any changes in applicable law or any other facts, circumstances, events, developments or other matters that may come to our attention after the date hereof that may alter, affect or modify the opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP